AGIC Convertible & Income Fund                                                                                                       Annual Shareholder
August 31, 2012                                                                                                                                       Meeting Results

The Fund held its annual meeting of shareholders on July 19, 2012. Common/Preferred Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Re-election of Deborah A. DeCotis – Class III to serve until the Annual Meeting for the 2014-2015 fiscal year	60,807,276	2,067,078
Re-election of John C. Maney† – Class III to serve until the Annual Meeting for the 2014-2015 fiscal year	60,969,712	1,904,642

The other members of the Fund’s Board of Trustees at the time of the meeting, namely Ms. Deborah A. DeCotis and Messrs. Bradford K. Gallagher, James A. Jacobson*, William B. Ogden, IV, and Alan Rappaport* continued to serve as Trustees of the Fund.
____________________
†Interested Trustee
*Preferred Shares Trustee